DDTC Original Film
"Nutcrackers"

STANDARD TERMS AND CONDITIONS

These standard terms and conditions ("**STCs**") are attached to and made a part of that certain Term Sheet (as the same may be amended and restated, the "**Term Sheet**"), dated as of September 12, 2024, by and between Disney DTC, LLC ("**DDTC**") and Nutcracker Productions, LLC ("**Licensor**") regarding the feature film currently entitled "Nutcrackers" and all associated short form content (e.g., trailers, BTS, deleted scenes, etc. (such materials, "**Other Materials**" and, collectively, the "**Project**" or the "**Material**"). By executing these STCs, DDTC and Licensor agree that the Term Sheet and these STCs, including all exhibits and schedules attached hereto, (collectively, this "**Agreement**") constitute their binding agreement with respect to the transactions contemplated herein. For the avoidance of doubt, the terms set forth in these STCs are in addition to, and not in lieu of, the terms set forth in the Term Sheet; provided, that in the event of any express and unresolvable conflict between the terms set forth in these STCs and the terms set forth in the Term Sheet, the terms set forth in the Term Sheet shall control. Capitalized terms used and not defined in these STCs shall have the meanings ascribed to such terms in the Term Sheet.

1. **RELATIONSHIP OF THE PARTIES.**
   a. This Agreement establishes between Licensor and DDTC an independent contractor relationship, and all the terms and conditions of this Agreement shall be interpreted in light of that relationship. There is no intention to create by this Agreement an employer-employee relationship, and Licensor shall not serve as an officer or director of DDTC. Except where expressly authorized in writing by an executive officer of DDTC, Licensor shall not represent that it has general authority to enter into, nor shall Licensor enter into, any agreement or obligation on behalf of or in the name of DDTC or otherwise purport to bind DDTC.
   b. Except as required by law or to comply with the request of a governmental entity, Licensor shall not use DDTC's name, trademarks, service marks, logos or other identifiers (collectively, "**Trademarks**"), or make any reference to DDTC or its Trademarks in any manner including, without limitation, in press releases, without the prior written approval of DDTC.

2. **PRODUCTION MATTERS.**
   a. Production Responsibility. For clarity, as between DDTC and Licensor, Licensor is solely responsible for the development, pre-production, production, post-production, completion and delivery of all Material (including all costs in connection therewith). For clarity, Licensor shall be responsible for all obligations it causes the production services entity engaged by Licensor to commit to.
   b. Third-Party Agreements. Licensor agrees that all agreements with persons or entities rendering services, providing financing, furnishing facilities, equipment or other material or granting rights in connection with the development, production and/or delivery of the Project shall be and have been entered into by Licensor in its own name (or in the name of a production services entity engaged by Licensor, provided that Licensor shall be responsible for causing all obligations under such agreements), contain terms and conditions customary in the feature industry for projects similar to the Project and provide that such services are being rendered on a work-made-for-hire basis. Licensor shall have sole responsibility for the payment of all budgeted compensation and any other responsibilities arising under applicable law or collective bargaining agreements relating to worker's compensation, insurance, social security, tax withholding, pension, health and welfare plans with respect to such persons. Licensor shall not enter and represents and warrants that it has not entered into any agreement with a third party that will or may require payments of any kind by DDTC in respect of the production of the Material and/or DDTC's exercise of the DDTC Rights or any other rights granted to DDTC herein without DDTC's prior written approval.
   c. Insurance.
      i. Licensor represents, warrants and covenants that, at all times during production of the Project (including, without limitation, pre- and post-production), it has maintained or will cause the production services entity engaged by Licensor to maintain customary insurance policies in connection with the Project each of which has been and shall be valid for such length of time as is necessary to cover any claims arising out of or in connection with the production and/or exhibition of the Project thereof, and has been and shall be issued by a reputable insurance carrier rated by A.M. Best at B+7 or above and licensed and qualified to do business in California and the state and/or jurisdiction in which production occurred, including without limitation the following: (A) workers' compensation as required by applicable law, including, if applicable, foreign voluntary workers' compensation, (B) automobile liability (for owned and non-owned vehicles) with limits of at least two million dollars ($2,000,000) combined single limit for bodily injury or property damage, (C) employer's liability, with a limit of at least one million dollars ($1,000,000), (D) production package insurance, including cast insurance, faulty stock, negative, third party property damage, extra expense, miscellaneous equipment, and props/sets/wardrobe, each at customary levels or otherwise required by DDTC, (E) commercial general liability on an occurrence form with a limit of at least ten million dollars ($10,000,000) per occurrence for bodily injury and property damage, (F) media liability/errors and omissions insurance with policy limits of at least ten million dollars ($10,000,000) per claim/ ten million dollars ($10,000,000) in the aggregate and a deductible no greater than fifty thousand dollars ($50,000), and (G) as applicable, specialty insurance, including, without limitation, aircraft and/or marine liability. With respect to the coverages in the foregoing subsection (F): (v) if such insurance is maintained on an occurrence basis, coverage shall remain in effect for at least one (1) year following DDTC's initial commercial exploitation of the Project; (w) if such insurance is

maintained on a claims-made basis, coverage shall remain in effect for at least three (3) years following DDTC's initial commercial exploitation of the Project; (x) the retroactive date of the aforementioned insurance policy shall be sufficient to cover any and all claims relating to the Project; (y) such insurance shall be worldwide coverage and shall cover claims resulting from, but shall not be limited to, copyright and trademark infringement, defamation, rights of privacy or publicity and other errors, omissions or unauthorized use of material in the Project, including the manner in which it is presented (e.g., merchandising) and (z) any deductibles or restrictions of coverage on the title, music or other rights shall be stated on the certificate of insurance, if any, shall be subject to DDTC's prior written approval. With respect to the coverages in the forgoing subsection (G) if insurance is maintained by any applicable, aircraft or boat owner or operator, the interests of the Licensor and DDTC will be protected.

ii. All policies shall (A) name DDTC, its parents, subsidiaries, related companies, licensees, affiliates and their respective officers, directors, agents and employees as additional insureds (except the workers' compensation and production package insurance); (B) include DDTC as loss payee as its interests may appear on the production package insurance; and (C) require the applicable insurance company to give DDTC prompt notice of any revision or modification thereto or cancellation thereof. All insurance policies required to be maintained by Licensor hereunder shall be primary and shall not require contribution from any coverage maintained by DDTC or any third party; and shall contain an express waiver of any and all rights of subrogation that the insurers may have against any indemnified party (including, without limitation, all additional insured) to the maximum extent permitted by applicable law. All liability policies shall contain cross liability coverage. Promptly following the Effective Date and following any renewal of the applicable policies, Licensor shall promptly deliver to DDTC insurance certificates (in form and substance satisfactory to DDTC) evidencing the above coverage at no additional cost to DDTC. At any time, DDTC may request, and, upon any such request, Licensor shall promptly deliver to DDTC, additional insurance certificates evidencing coverage for DDTC's licensee(s) as additional insured(s). DDTC's failure to request, review or object to the terms of any insurance certificate shall not be deemed a waiver of Licensor's obligations or the rights of DDTC hereunder. DDTC reserves the right to modify the limits or other terms described herein, provided that if such modification results in additional out-of-pocket costs to Licensor, provided DDTC has approved such costs in writing in advance, DDTC shall reimburse Licensor for the increased costs resulting from such modification.

iii. Licensor hereby represents and warrants to, and covenants with, DDTC that any and all claims relating to or arising out of any personal injury sustained by any employee and/or crew member in connection with the Project ("**Crewmember(s)**") shall be submitted exclusively to the workers' compensation insurance policy of Licensor or of the production services entity engaged by Licensor, and that the workers' compensation benefits paid or payable to Licensor (or the production service entity engaged by Licensor) or Crewmember(s) in connection therewith shall be the sole and exclusive remedy of Licensor (or the production services entity engaged by Licensor) or such Crewmember(s) with respect to any personal injury claim that may arise against DDTC.

d. Clearances.

i. Upon the written request of DDTC, Licensor shall engage DDTC-approved clearance counsel. Licensor represents and warrants that it has, and shall continue to obtain (or shall cause the production services entity engaged by Licensor to obtain and continue to obtain), all necessary licenses, clearances, releases and consents (including, without limitation, from all persons appearing in or providing any material for inclusion in the Project) (collectively, "**Clearances**") and pay any and all necessary fees relating thereto in connection with the production of the Project and otherwise necessary to enable DDTC to fully exploit the DDTC Rights and any other rights granted herein, including, without limitation (A) all necessary licenses, consents and releases for the use of the names, likenesses, biographical materials, trade and service marks of the individuals and entities associated with or appearing in the Project; and (B) all necessary releases for locations, artwork, music and all other material contained in the Project. Any material that is not fully cleared by Licensor or the production services entity engaged by Licensor shall not be included in the Project unless approved by DDTC in writing.

e. Guilds. Licensor represents and warrants that Licensor (or the production services entity engaged by Licensor), not DDTC, is the employer of all employees involved in the development, production and delivery of the Project and is signatory to, and compliant with, any applicable collective bargaining agreements, including any guild agreements/obligations, in connection with the Project. Licensor has paid and shall pay (or Licensor shall cause the engaged production services entity to pay) during the term hereof (and thereafter) all license fees, guild residuals, participations, pursuant to collective bargaining agreements and other agreements entered into by Licensor which must be made in connection with DDTC's exploitation of the Material. This section in no way affects DDTC's reimbursement obligations pursuant to Section 15 of the Term Sheet.

f. Rating. Licensor shall deliver the Project so as to qualify for a TV-14 rating (or less restrictive) under the standard US TV Parental Guideline rules.

g. Conduct. Licensor shall take or shall cause the production services entity it engaged to take all measures to prevent, investigate, address and resolve any claims of sexual harassment (including compliance with Ca. Gov. Code Section 12950.1 and any other similar regulations applicable in jurisdictions where Project-related activities occur), and shall have adequate policies and procedures related thereto in place at all times. Licensor agrees to

promptly (within twenty-four (24) hours) notify DDTC in the event of any sexual harassment claims made against executives of Licensor and/or any individuals associated with the Project, and, at DDTC's request, Licensor shall provide DDTC with regular updates on such claims and Licensor's remedial plans related thereto.

3. **FIRST NEGOTIATION/FIRST REFUSAL**. For purposes of Section 11 of the Term Sheet "first negotiation" and "first refusal" shall be defined as follows:

a. **First Negotiation**: Prior to negotiating with any third party with respect to the rights that are subject to DDTC's first negotiation right (the "**Subject Rights**"), Licensor shall negotiate exclusively with DDTC for the applicable period. Licensor may initiate such first negotiation period via written notice to DDTC, and upon receipt of such notice from Licensor, DDTC shall have five (5) business days to express its intention to negotiate, and if such intention is made then the parties shall negotiate in good faith for thirty (30) days ("**Negotiation Period**"). If no agreement is reached, then Licensor will submit Licensor's last written offer with respect thereto to DDTC (the "**Best Offer**") prior to expiration of the Negotiation Period, and DDTC will have until the later of (i) the end of the Negotiation Period and (ii) two (2) business days after receipt of the Best Offer to accept or reject the financial terms of such offer. If DDTC does not accept such terms of the Best Offer, Licensor shall be free thereafter to make and/or receive offers from third parties subject to Section 3(b) below (and if DDTC elects to accept such terms of the Best Offer, Licensor shall enter into a definitive written agreement with DDTC to be negotiated in good faith with respect to such Subject Rights on such terms).

b. **First Refusal**: Following any Negotiation Period, Licensor shall not enter into an agreement with any third party with respect to the applicable Subject Rights on terms less favorable to Licensor than the Best Offer (a "**Third-Party Offer**") unless and until Licensor has first offered the terms of such Third-Party Offer to DDTC in writing, after which DDTC shall have a period of ten (10) business days to elect to match the terms of such Third-Party Offer (and if DDTC so elects, Licensor shall enter into a definitive written agreement with DDTC to be negotiated in good faith with respect to such Subject Rights on such terms); provided DDTC need not match any term that is not as readily met by one licensee of Subject Rights as another nor any term which does not pertain specifically and solely to the Subject Rights. If DDTC does not match the terms of such Third-Party Offer, Producer shall be free thereafter to enter into an agreement with a third party with respect to such Subject Rights on such terms.

4. **NO OBLIGATION**. Notwithstanding anything to the contrary contained herein, other than as set forth in Section 13 of the Term Sheet, DDTC shall not be obligated actually to exercise or use any of the rights granted to DDTC hereunder, to use any services of Licensor, or to make any use whatsoever of the Project.

5. [redacted]

6. **ADVERTISING AND PROMOTIONAL RESTRICTIONS; CREDIT RESTRICTIONS**. Licensor represents and warrants that other than as disclosed to DDTC in writing, it has not agreed to any of the following:

a. any advertising or promotional restrictions on any materials included in the Material (including, without limitation, restrictions on the use of music and/or on the name, biography, voice and/or likeness of any person appearing in or providing services on the Project in advertising or promotion for the Project) other than, for music that is neither score nor theme, restrictions that limit such ad/promo usage to "in-context" use;

b. credit any individual or entity in paid or excluded advertisements for the Project or accord any individual or entity a "credit tie" in connection with the Project; and/or

c. accord any individual approval rights over the use of such individual's name, biography, voice or likeness in connection with the Materia, other than approval over non-episodic/off-set photographs of an individual taken by or for Licensor that are within the following "kill" rate: the applicable individual must approve at least fifty percent (50%) of the photographs taken during each set-up in which such individual appears alone and/or at least seventy-five percent (75%) of the photographs taken during each set-up in which such individual appears together with other individuals.

The parties acknowledge that Licensor does not have, and has never had, the authority to bind DDTC or any other distributor to any such obligations contained in third-party agreements.

7. **PROMOTIONAL MATTERS; AWARDS.** Subject to any contractual obligations or restrictions provided to DDTC in advance in writing and agreed to by Hulu in writing (for clarity, DDTC agrees to comply with the talent contractual restrictions as set forth in t

trailers, stills and clips) and all additional promotional materials created by DDTC); (B) the portrait, picture, name and likeness, and voice and biographical material of each person appearing in the Material and all other key persons connected with the production of the Material (e.g., producers, directors, writers); (C) any music or excerpts thereof used in the Project (provided, that for music that is neither score music nor theme music, Licensor shall be required to have obtained clearances for in-context use only, although Licensor shall obtain clearances to use score music and theme music in all contexts); and (D) the title of the Project, each subject to any third-party restrictions communicated and agreed to in advance by the parties.

b. Other Materials. Other than as expressly permitted in the Agreement, Licensor shall not create, distribute or otherwise use any Other Materials or other promotional materials in connection with the Project in the Territory during the DDTC Term without DDTC's prior written approval.

c. Licensor Trademarks. DDTC shall have the right to use, display and reproduce Licensor's logos, trade names, trademarks, and service marks in any media for the purpose of promoting the Project and exploiting the Material.

d. Key Talent.

i. Upon DDTC's reasonable request, Licensor shall cause those persons requested by DDTC (the "**Key Talent**") to render the following services for DDTC:

A. one (1) full day press junket(s);
B. one (1) full-day shoot for marketing/PR (EPK, promo videos, interviews);
C. one (1) full day cast photo shoot(s);
D. two (2) full day media tours;
E. phone, television, radio and social-media interviews; and
F. at least two (2) media and marketing events, to be selected by DDTC in its sole discretion, which may include Upfronts, TCA events, Comic-Con, awards season events and/or other tentpole media, marketing and promotional events.

ii. Licensor shall promote, and, upon DDTC's reasonable request, shall cause Key Talent to promote as directed by DDTC, the Project's availability on their own social-media services (e.g., an actor's official Facebook page and Twitter feed) and on the show's relevant social-media services (e.g., the official Facebook show page) before, during and after the initial exploitation of the Project by DDTC as mutually agreed upon by the parties. DDTC shall provide DDTC-approved hashtags and social media links that may be included, as applicable, in tweets and/or posts made in accordance with this section and shall provide other material for such tweets and/or posts upon request.

iii. Except as otherwise agreed upon by DDTC in writing, Licensor shall not grant any Key Talent or other talent: (A) any approval rights in connection with any photographs of such talent taken by or for DDTC whatsoever; (B) any name or likeness ties in key art or advertising created by or for DDTC whatsoever; and/or (C) any approval rights in connection with on-set photography (e.g., still photographs taken on-set, still images taken directly from the Project, etc.), whether or not taken by or for DDTC.

8. **MUSIC**

a. Public Performance Rights. Licensor understands and acknowledges that DDTC only has public performance licenses with ASCAP, BMI, GMR and SESAC, and Licensor hereby warrants and represents that one hundred percent (100%) of all musical compositions included in the Project will be either: (i) affiliated with ASCAP, BMI, GMR and/or SESAC such that DDTC (and its licensees) can rely on its blanket licenses with such performing rights organizations; or (ii) in the public domain; or (iii) owned and controlled by Licensor, in which case Licensor hereby grants to DDTC and its licensees, solely to the extent such rights are not otherwise subject to DDTC's above-referenced blanket licenses, the non-exclusive right to publicly perform and make available to the public, such compositions on terms consistent with the rights granted to DDTC herein and sufficient to allow DDTC to exploit or cause the exploitation of the Material throughout the Territory during the DDTC Term hereunder without any payments to, or approvals from others.

b. Original Music and Master and Synchronization Licenses. For all music used in the Material, Licensor shall secure for DDTC, for no additional compensation and at Licensor's sole cost and expense, all necessary music rights for DDTC to exploit the Project consistent with the rights granted to DDTC herein and sufficient to allow DDTC to exploit or cause the exploitation of the Material throughout the Territory during the DDTC Term hereunder without any payments to, or approvals from others (other than public performance and mechanical rights which are licensed in accordance with applicable laws or rules of the local performing rights societies and collective management organizations). Notwithstanding the foregoing, such music rights shall also include worldwide in-context promotional rights for each musical composition and master recording included in the Project licensed hereunder and worldwide in-context and out-of-context promotional rights in all media now known or hereafter devised for the underscore (if any) and all other original music used in Material such that DDTC may use the underscore and any such other original music to advertise and promote the Project worldwide without any payments to, or approvals from others (other than public performance and mechanical rights which are licensed in accordance with the performing rights societies and collective management organizations).

9. **APPROVAL MATTERS**.

a. Other than as expressly set forth herein, Licensor represents and warrants that it has not and, after the Effective Date through the expiration of the DDTC Term, Licensor shall not enter into any agreement, the terms of which would affect DDTC's rights in the Material or affect DDTC's right to advertise, publicize or promote the Material in any manner, without first obtaining DDTC's prior written approval of any such terms.

b. Throughout post-production, Licensor shall consult with DDTC with respect to the progress of the editing and delivery of the Project and the methods and techniques employed by Licensor in connection with the Project.

Without limiting the foregoing, Licensor shall promptly notify DDTC of any occurrence that does or might delay or interfere with the delivery of the Project.

c. DDTC's designees shall have the right, with reasonable notice and at its own cost, to make visits to post-production facilities and may attend any screenings or meetings held in connection with the Project.

10. **CERTAIN ADDITIONAL RIGHTS MATTERS.**

a. Editing. In addition to DDTC's editing rights set forth in Section 12 of the Term Sheet, DDTC shall have the right, at its own cost, to edit, alter, or enhance the Material as follows: (i) in connection with the exercise of its Localization Rights and/or (ii) to replace any DDTC credit of the Program with that of one or more of its affiliates.

b. Waiver of Certain Rights. Licensor hereby waives all its rights to attribution, integrity or any other droit moral in the Project for any use to which they may be put by DDTC in accordance with the terms hereof.

c. Exploitation of the Material. DDTC shall have the sole right to determine (except as set forth in Section 13 of the Term Sheet) if, when, where and on which basis (e.g., on a linear, FVOD, AVOD, SVOD basis or otherwise) all or any of the Material is exploited hereunder, including the packaging and programming related thereto (e.g., groupings by genre and other categories). DDTC may elect not to exploit any or all of the Material for any reason (except as set forth in Section 13 of the Term Sheet), and may withdraw all or any of the Material from the DDTC service or any other platform for any reason, including as a result of a determination by DDTC that any of the Material may be the subject of a legal issue or claim or is otherwise inconsistent with DDTC's business practices, brand or standards. DDTC may authorize third parties to co-market and make available the DDTC service and the Material to their users and customers, provided that such third parties will be subject to any applicable terms and conditions set forth herein.

d. Retained Rights. Licensor shall not exploit any Retained Rights in the Project in a manner that negatively impacts the Project's brand or the DDTC brand. Licensor shall not, without DDTC's prior written consent, exploit merchandising rights in the Project in connection with any products or services associated with gambling, alcohol, tobacco, firearms, personal hygiene, politics or religion.

e. Enforcement of Rights. Licensor shall take all reasonable steps consistent with its general content protection practices to stop or prevent the infringement of any rights concerning the Material. Additionally, DDTC shall have the right, but not the obligation, to send infringement notices to third party services (e.g., streaming sites, search engines, cyberlockers) and to create reference files on YouTube and Facebook in relation to any unauthorized availability of the Material in the Territory to assist Licensor in the protection of the Material. To that end, DDTC may retain vendors to help protect the Material in the Territory. Licensor and DDTC may provide reasonable support and co-operation to the other to address the unauthorized distribution or exhibition of the Material in the Territory. Except for the foregoing approved measures, DDTC acknowledges that it does not have the right to take any actions at law or otherwise in respect of the Material in the Territory, including civil litigation or criminal referrals, without Licensor's prior written approval. Nothing herein contained shall be deemed a limitation or restriction on the indemnity provisions contained in this Agreement.

11. **BOOKS AND RECORDS**. Licensor represents and warrants that throughout production of the Material, Licensor and the production services entity engaged by Licensor maintained, and shall continue to maintain, comprehensive and accurate records that fairly reflect, in reasonable detail, transactions and dispositions of funds expended or committed and all other assets and liabilities with respect to the production of the Material. DDTC shall maintain accurate books and records of any revenue received by DDTC in connection with the exploitation of theatrical rights.

12. **DELIVERY REQUIREMENTS; VENDORS**.

a. Licensor shall deliver at its expense (including, without limitation, any third-party QC costs) to DDTC (or DDTC's designee):

i. all Material (which shall include a reasonable amount of Other Materials) in 4K-UHD-HDR, free and clear of any liens, claims, charges, limitations, restrictions or encumbrances of any kind (other than as consented to in writing in advance by DDTC), pursuant to a mutually-approved delivery schedule, which currently requires final approved delivery to be complete by pursuant to a schedule determined by DDTC, all in accordance with the following to the extent that such materials are timely provided to Licensor by DDTC: (A) the DDTC Production Guidebook and DDTC Originals Appendix (each as may be updated by DDTC from time to time on notice to Licensor), (B) DDTC's Approved Legal Vendors (as set forth on Exhibit B attached hereto and incorporated herein by reference), (C) DDTC's Approved Service Vendors (as set forth on Exhibit C attached hereto and incorporated herein by reference) and (D) such other delivery specifications as the parties may mutually agree;

ii. those legal deliverables set forth on Exhibit D attached hereto and incorporated herein, as soon as available (but in any event no later than Licensor's delivery of the Project pursuant to Section 12(a)(i) above);

iii. script research and/or clearance report(s) for the Project, if any; and

iv. the following additional Material:

1. at least fifty (50) talent-approved high-resolution production stills, at least twenty-five (25) of which must include Key Talent;
2. if available, picture-lock ProRes422(HQ) in split-track for cutting trailers, video promotions and teasers; provided, that if split-track is not available, dialogue, music and FX stems must be delivered; provided further, that each of the foregoing shall be native-frame rate, 1920x1080, progressive and delivered to DDTC's ASPERA marketing folder in accordance with the DDTC Production Guidebook;

3. prior to picture-lock, if requested by DDTC, ProRes422(HQ) selects as designated by DDTC in its sole discretion using the applicable shooting script;
4. textless and texted versions of the main title sequences in ProRes422(HQ), 1920x1080, native-frame rate and progressive scan for use in promotional video materials;
5. main title theme music as a clean AIFF, 48KHz, unmixed track;
6. English and Spanish SDH files;
7. post-production scripts and
8. the PSHC (as defined below), and any subsequent certifications thereto, in connection with Section 13(b)(xi)(B).

b. With respect to any services addressed on Exhibit B or Exhibit C to the Term Sheet, Licensor shall be required to use one of the applicable vendors set forth therein, unless otherwise approved in writing in advance by DDTC. DDTC shall have the rights to (i) add or remove vendors from such exhibits from time to time on notice to Licensor and (ii) prohibit Licensor from using vendors for services that are not addressed on such exhibits in DDTC's reasonable discretion.

c. Acceptance of improper or inadequate delivery shall not be a waiver of any of DDTC's rights, including, but not limited to, the right to receive full, complete and proper delivery in accordance with this Agreement. With respect to any restrictions delivered to DDTC with which DDTC is obligated to comply pursuant to the terms hereof, DDTC shall only be required to comply therewith on a prospective basis following DDTC's receipt thereof, and Licensor shall indemnify, defend and hold harmless the DDTC Parties (as defined below) from and against any and all Costs (as defined below) resulting from materials created by DDTC prior to DDTC's receipt of any such restrictions.

13. **REPRESENTATIONS, WARRANTIES AND COVENANTS.**

a. Generally. Each party represents, warrants and covenants that: (i) it has complied and shall comply during the term hereof with all applicable laws, rules and regulations, and has satisfied and shall satisfy during the term hereof all obligations owed to third parties and/or any governmental authority, in connection with the performance of its obligations hereunder; (ii) it is and shall remain during the term hereof duly organized, validly existing and in good standing under the laws of its state of organization and (iii) it has and shall have during the term hereof full power and authority to execute and deliver this Agreement, to perform its obligations set forth herein, and to grant all rights granted herein.

b. Additional Licensor Representations, Warranties, and Covenants. Licensor represents and warrants to, and covenants with, DDTC that (i) Licensor owns or controls, and shall own or control throughout the DDTC Term, all rights in and to the Material necessary to grant the rights granted to DDTC herein, and the consent of no other person or entity is or shall become necessary for Licensor to enter into and perform this Agreement; (ii) the Material does not and shall not violate, infringe upon, or otherwise give rise to any adverse claim with respect to copyright, trademark, right of publicity or any other intellectual property right of any person, firm or entity,; (iii) to the best of Licensor's knowledge, the Material does not and shall not violate, infringe upon or otherwise give rise to any adverse claim with respect to any other common law or other non-intellectual property-related right or violate any other applicable law that is not otherwise covered in subsection (ii) above; (iv) there are not and shall not be during the DDTC Term outstanding at any time any liens, claims or encumbrances relating to the Material and/or any liens, claims or encumbrances that could impair, abrogate, or adversely affect any of the rights granted to DDTC herein; and Licensor has made and shall make throughout the DDTC Term all payments required in connection therewith; (v) except for obligations expressly assumed by DDTC in this Agreement, no third-party agreement creates obligations for DDTC that DDTC has not approved in writing; (vi) Licensor has obtained and shall continue to obtain (or Licensor shall cause the production services entity engaged by Licensor to obtain and to continue to obtain) all releases and clearances with respect to the Material required for the exercise of the rights granted to DDTC hereunder, and Licensor has made and shall make all payments required in connection therewith; (vii) the Project and any materials included therein are either original concepts or concepts and materials with respect to all of which Licensor has obtained and shall continue to obtain (or Licensor shall cause the production services entity engaged by Licensor to obtain and to continue to obtain) the necessary rights to fulfill its obligations hereunder; (viii) with respect to each musical composition in the Project, the non-dramatic music performing rights are and shall remain: (A) fully cleared for exhibition of the Project on a theatrical basis and (B) either (1) controlled by ASCAP, BMI, GMR and/or SESAC; (2) in the public domain or (3) owned by or licensed to Licensor so that no additional clearance of, or payment with respect to, such rights is required by DDTC for exercise of the rights granted to DDTC hereunder; (ix) except as expressly set forth herein to the contrary, there are not and shall not be payments of any kind required to be made by DDTC as a result of DDTC's exploitation of the DDTC Rights; (x) the title of the Project is and shall remain available for use in connection with the Project and the exploitation of the Project and all rights therein as permitted hereunder, and is the same title as that which appears and shall appear in the Project as delivered to DDTC hereunder; (xi) Licensor has complied, and shall continue to comply, fully with (A) all applicable sanctions and export control laws, including those of the United States, and those of the jurisdiction(s) where this Agreement will be performed (if different) and (B) the United States Foreign Corrupt Practices Act of 1977 and any amendments thereto (and any local or foreign equivalent, including the laws of the State of California), and the UK Bribery Act 2010 and (xii) either (A) none of the Material provided to DDTC pursuant to this Agreement contain visual depictions of lascivious exhibition of the genitals or simulated sexually explicit conduct as defined in 18 U.S.C. §§ 2257 and 2257A or are otherwise subject to the record keeping and labeling requirements therein or (B) a safe harbor certification under 18 U.S.C.§ 2257A(h) and 28 C.F.R. §75.9 with the Attorney General of the United States (the "**PSHC**") has been filed and maintained current, or will be filed and maintained current, and that any subsequent certifications will be filed in compliance with 28 C.F.R. §75.9(e) to the extent required as a result of material changes in the information contained in a prior certification.

14. **INDEMNIFICATION; LIMITATION OF LIABILITY.**

a. Licensor Indemnification. For clarity, Licensor's indemnification obligations set forth in Section 25 of the Term Sheet shall include, without limitation, the obligation to indemnify, defend and hold harmless DDTC, its affiliates, successors, licensees and assigns and each of their respective directors, employees, agents and representatives (the "**DDTC Parties**") from and against any and all losses, costs (including, without limitation, reasonable attorneys' fees), liabilities and damages arising out of or related to any third-party claim of any nature ("**Costs**") resulting from (i) Licensor's exploitation of any reserved rights in the Project, (ii) any wrongful act or omission by or on behalf of Licensor with respect to the Project and (iii) any breach or alleged breach by Licensor of any of its representations, warranties or covenants under these STCs. DDTC's review or approval of all or any portion of the Material, or any documents or agreements related thereto, shall neither operate to waive or limit in any way any of Licensor's indemnification obligations set forth in this Agreement nor trigger DDTC's indemnification obligations as set forth in this Agreement.

b. Limitation of Liability. Except for liabilities arising from obligations related to confidentiality and indemnification, neither party, in connection with or related to this Agreement, shall be liable to the other party for any indirect, incidental, consequential, special, reliance, or punitive damages (including loss of business, revenue, profits, use, data, or other economic advantage), however caused and regardless of theory of liability, even if such party is informed in advance of the possibility of such damages. The foregoing limitation of liability shall apply to the fullest extent permitted by applicable law.

c. Indemnification Procedures. The indemnified party shall provide prompt written notice to the indemnifying party of any claim of which it becomes aware. The indemnifying party shall engage appropriate litigation counsel, control the defense (as applicable) and settlement, and manage the adjustment or compromise of any such claim; provided that the indemnifying party may not settle any claim on behalf of the indemnified party without first obtaining the indemnified party's written authorization. The indemnified party may employ its own counsel at its own expense, and, at the indemnifying party's reasonable request and expense, shall cooperate and assist the indemnifying party with respect to the negotiation, defense or settlement of any such claim, but shall have no right or authority to settle any such claim on behalf of the indemnifying party without first obtaining the indemnifying party's written authorization. Without limiting anything in this paragraph, in the event of a claim indemnified by Licensor, DDTC shall have the right (but not the obligation) to (i) approve the selection of counsel; (ii) participate in the defense of the claim; and (iii) participate in and approve of any settlement(s) relating to the claim. In the event of a settlement of any such claim, each party agrees not to disclose the terms of the settlement without first obtaining the other party's written authorization. Any authorization sought under this paragraph shall not be unreasonably delayed or withheld.

15. **LICENSOR DEFAULTS; REMEDIES; SECURITY INTEREST.**

a. Licensor Defaults. If Licensor is in material breach of any of its obligations or representations, warranties or covenants hereunder, Licensor shall have ten (10) days after notice from DDTC thereof to cure such default. If Licensor fails to cure any such breach within the ten-day period, if Licensor becomes insolvent, if a petition under any bankruptcy law shall be filed by or against Licensor which petition, if filed against Licensor, shall not have been dismissed within thirty (30) days thereafter, if Licensor executes an assignment for the benefit of creditors, if a receiver is appointed for the assets of Licensor, or if Licensor takes advantage of any insolvency or any other like statute, DDTC may terminate this Agreement at any time upon written notice to Licensor (without limiting any of DDTC's other rights hereunder, at law or in equity). Upon any such termination, all of DDTC's obligations hereunder shall cease and Licensor shall repay to DDTC all or any portion of the License Fee paid to Licensor pursuant to this Agreement. For the avoidance of doubt, (A) DDTC shall not be obligated to make any License Fee payments to Licensor during the continuance of any material uncured default by Licensor and (B) DDTC's rights in the Project and all elements thereof (including, without limitation, the Material) shall in no way be affected by any such termination of this Agreement by DDTC.

b. Force Majeure. If DDTC's obligations under Section 13 of the Term Sheet are materially prevented, hindered or delayed by any cause not within DDTC's control (e.g., fire, earthquake, flood, disease, widespread public health emergency, pandemic, epidemic, accident, explosion, casualty, labor controversy, strike, lockout, riot, civil disturbance, act of a public enemy, war, act of God, government actions such as quarantines, declarations of a state of emergency, any new or changes in law/regulations, orders, embargoes and eminent domain) (each, a "**Force Majeure Event**"), DDTC shall be entitled by written notice given to Licensor (email to suffice) to suspend performance of such obligations during the duration of a Force Majeure Event. For the avoidance of doubt, Covid-19 and any government shutdowns, actions, quarantines, or declarations of a state of emergency related to the disease/virus shall be considered a Force Majeure Event. If DDTC determines in its reasonable judgement that due to a Force Majeure Event, performance of any of its obligations under Section(s) 13 of the Term Sheet are no longer commercially viable without regard for whether fulfilling such obligations may become commercially viable at some later date, without limiting any of DDTC's other rights hereunder, at law or in equity, DDTC shall be entitled by written notice to Studio (email to suffice) to terminate its obligations under Section(s) 13 of the Term Sheet.

16. **CONFIDENTIAL INFORMATION**. All confidential information disclosed by DDTC to Licensor shall be owned by and remain, as between the parties, the sole property of DDTC. Each party shall use the confidential information only as necessary in connection with the performance of its obligations under this Agreement. Other than as required by law, governmental authority or to enforce its rights hereunder, Licensor shall not, without DDTC's express prior written consent, reveal or otherwise use DDTC's confidential information, except to its shareholders, directors, officers, employees, contractual profit participants, affiliates, and representatives on a "need-to-know" basis. Notwithstanding the foregoing, Licensor may disclose the terms of this Agreement to its professional advisors, so long as said professional advisors are

subject to confidentiality requirements that are at least as restrictive as those set forth herein. This section does not apply to any information that: (a) Licensor can demonstrate that it possessed prior to the date of this Agreement without obligation of confidentiality; (b) Licensor develops independently without use of any of DDTC's confidential information; (c) Licensor rightfully receives from a third party, lawfully in possession of such information, without any obligation of confidentiality to the other party; (d) is or becomes publicly available without breach of this Agreement; or (e) is required to be disclosed by applicable law, regulation, government compulsion, or legal process. Licensor shall not issue any press release or make any substantially similar public announcement relating to the Project or the transactions contemplated hereunder without DDTC's express prior written consent.

17. **MISCELLANEOUS**.

a. Choice of Law; Jurisdiction. This Agreement shall be governed by the laws of the State of California without regard to any choice-of-law or conflict-of-law provisions or rules. Each of the parties irrevocably consents to exclusive personal jurisdiction and venue in the federal and state courts located in Los Angeles County, California for any action or proceeding arising out of or relating to this Agreement, and each party hereby irrevocably waives the defense of an inconvenient forum to the maintenance of any such action or proceeding.

b. Prohibited Branding. With respect to the Project and any version thereof (including, without limitation, all versions produced for third parties, any excerpts therefrom and all foreign language, cut and edited versions and versions produced for other media), Licensor shall not itself exhibit, and shall contractually prohibit all third-party licensees and distributors of the Project from exhibiting or authorizing the exhibition of, any such programming anywhere in the world as original programming (or a similar concept) of any third party other than DDTC (e.g., HBO, Showtime, Starz, Epix, Netflix, Amazon Prime), during or after the DDTC Term.

c. Copyright Registration. Licensor shall register the Project in the United States Copyright Office in Licensor's own name prior to the delivery of the Project to DDTC, and shall promptly notify DDTC in writing upon such registration.

d. Notices. Any notice, request or demand given hereunder shall be in writing and delivered by certified or registered mail with return receipt requested and postage/charges prepaid, or courier, at the addresses listed below or such other address that a party designates by written notice to the other:

If to Licensor:
1206 E Warner Road, Suite 101-I
Gilbert, Arizona 85296
Attention: Business and Legal Affairs
If to DDTC:
2500 Broadway, Second Floor
Santa Monica, California 90404
Attention: General Counsel

e. Assignment; Successors. Neither party may assign (whether by merger, acquisition, consolidation, operation of law or otherwise) any of its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that either party may assign this Agreement (i) to an affiliate; (ii) to an acquirer in connection with any merger, consolidation, or sale of all or substantially all of such party's assets;(iii) in the case of DDTC, in connection with any transaction or series of transactions resulting in a change of control of DDTC; or (iv) in the case of Licensor, to a major or so-called "mini-major" production or distribution company, a network, or other financially responsible entity approved by DDTC (such approval not to be unreasonably withheld) that unconditionally assumes all of Licensor's obligations hereunder in writing and, in such event, Licensor shall be released of liability to DDTC hereunder. Any attempt to assign or transfer this Agreement other than in accordance with this section shall be null and void. Subject to the foregoing, this Agreement shall be binding on each party and its respective successors and assigns. Licensor shall have the right to assign the right to receive payment of all amounts due to Licensor hereunder, provided both a Notice of Irrevocable Assignment and a Distributor's Acceptance in DDTC's usual form shall be executed by Licensor and by the assignee and delivered to DDTC.

f. Section 365(n). DDTC and Licensor expressly acknowledge and agree that the transfers and exclusive license of the DDTC Rights to DDTC contemplated under this Agreement constitute an immediate and fully vested grant of an interest in one or more of the exclusive rights comprised in the copyright of the Project, and that such interest is to be held as a separate ownership right pursuant to Section 201(d) of the Federal Copyright Act (17 United States Code). If, notwithstanding the foregoing acknowledgement and agreement, a court in any bankruptcy case in which Licensor is a debtor treats any grant or transfer by Licensor of any interest in a copyright or the DDTC Rights or any other right granted to DDTC herein as an executory contract under Section 365 of the Bankruptcy Code (Title 11 of the United States Code), then DDTC and any other transferee or holder of the interest shall be entitled to all the protections and rights of a licensee under Bankruptcy Code Section 365(n), and the only amount due Licensor as a royalty payment under Bankruptcy Code Section 365(n)(2)(B) shall be that which is due to Licensor pursuant to this Agreement with respect to the Project.

g. Further Documents. Licensor shall execute any and all further documents or instruments consistent with this Agreement which DDTC deems reasonably necessary and proper to evidence, maintain, protect, enforce or defend DDTC's right to exploit the Project or otherwise carry out the purposes of this Agreement, including, without limitation, the revision and re-execution of the Short Form License attached as Exhibit A to these STCs to include the title of the Project as set forth in and promptly following Licensor's registration of the Project with the United States Copyright Office in accordance with Section 17(c) above in the event that the title of the Project as set forth in such registration is different from the title of the Project as set forth in the initial Short Form License. Licensor hereby appoints DDTC as its attorney-in-fact (which appointment is irrevocable and coupled with an interest) to execute any and all such documents or instruments that Licensor fails to do within five (5) business

days following DDTC's request therefor. DDTC shall provide Licensor with copies of any documents so executed by DDTC on Licensor's behalf.

h. No Equitable Relief. Licensor's sole remedy for breach by DDTC of any of its obligations hereunder shall be an action at law for damages, and Licensor acknowledges that such damages are fully adequate to compensate Licensor in the case of any such breach. In no event shall Licensor seek or be entitled to rescission, injunctive or other equitable relief, and each party agrees that it shall not interfere or authorize or cause any other party to interfere with the rights of DDTC and its licensees to quietly and peacefully enjoy and possess all of DDTC's rights in the Project and all elements thereof and any other rights granted to DDTC herein, and in no event shall Licensor seek or be entitled to enjoin the exploitation of the Project.

i. Entire Agreement; Amendment; Remedies Cumulative; Independent Contractors; Construction. This Agreement, together with all exhibits referenced herein and attached hereto, embodies the entire and exclusive understanding of the parties with respect to the subject matter hereof, constitutes a binding agreement of the parties upon the execution hereof, and supersedes all prior written or oral commitments, arrangements, or understandings with respect thereto. No party has relied on any statement, representation, warranty, or promise not expressly contained in this Agreement. No amendment of any provision of this Agreement shall be valid unless set forth in a written instrument signed by the parties. The failure of one party to enforce, or require at any time the performance by the other party of, any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions (or any other provision), nor in any way affect the ability of a party to enforce each and every provision thereafter. If any provision of this Agreement is found unenforceable, invalid, or otherwise contrary to law, it and any related provisions shall be interpreted to best accomplish such provision's essential purpose, and all other provisions shall continue in full force. All remedies, rights, undertakings, obligations and agreements contained herein shall be cumulative and none of them, nor the exercise or failure to exercise any of them, shall limit any other remedy, right, undertaking, obligation, or agreement of either party. The parties are independent contractors, and this Agreement does not create an agency, partnership or joint venture. Each party shall be solely responsible for remitting to the appropriate taxing authority any payments, taxes and deductions required by applicable federal, state, local and foreign laws and regulations. There are no third-party beneficiaries to this Agreement. The use of "and/or" herein shall not be deemed to be exclusive (e.g., "A and/or B" shall mean A or B, or both). The use of "herein" or "hereunder" herein shall be deemed to reference this entire Agreement (for clarity, including the Term Sheet, these STCs, and all schedules and exhibits thereto and hereto). The headings and titles of the provisions of this Agreement are inserted for convenience of the parties only and shall not affect the construction or interpretation of any provision hereof.

j. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Signatures delivered via facsimile or other electronic delivery (e.g., PDF) shall be deemed original signatures.

(*Signature Page Follows*)

Docusign Envelope ID: 919FB684-4A1C-4AC2-93B4-A0E466E264DE

IN WITNESS WHEREOF, each of the parties hereto has executed these Standard Terms and Conditions as of the Effective Date.

DDTC:

DISNEY DTC, LLC

DocuSigned by:

Brian Yates

By: 7CE6D55683BD496...

Name: Brian Yates

Title: Assistant Secretary

LICENSOR:

NUTCRACKER PRODUCTIONS, LLC

Signed by:

By: D25C164EFF12473...

Name: Rob Paris

Title: President

docusign

Certificate Of Completion

Envelope Id: 3B5A5057-34FA-46CA-A520-133BF1E97C40		Status: Completed
Subject: NUTCRACKERS | Hulu | STC		
Source Envelope:		
Document Pages: 10	Signatures: 1	Envelope Originator:
Certificate Pages: 5	Initials: 0	David Boyle
AutoNav: Enabled		intersectionoffice@gmail.com
EnvelopeId Stamping: Enabled		IP Address: 192.152.28.63
Time Zone: (UTC-08:00) Pacific Time (US & Canada)		

Record Tracking

Status: Original 12/11/2024 2:50:10 PM	Holder: David Boyle intersectionoffice@gmail.com	Location: DocuSign

Signer Events	Signature	Timestamp
Rob Paris rp@rivuletfilms.com Authorized Signatory Security Level: Email, Account Authentication (None)	Signed by: D25C164EFF12473... Signature Adoption: Drawn on Device Using IP Address: 172.58.208.29 Signed using mobile	Sent: 12/11/2024 2:53:22 PM Viewed: 12/11/2024 3:25:40 PM Signed: 12/11/2024 3:25:57 PM

Electronic Record and Signature Disclosure:
Accepted: 12/11/2024 3:25:40 PM
ID: 4e925764-b620-45b4-bbfc-60f930031076

In Person Signer Events	Signature	Timestamp

Editor Delivery Events	Status	Timestamp

Agent Delivery Events	Status	Timestamp

Intermediary Delivery Events	Status	Timestamp

Certified Delivery Events	Status	Timestamp

Carbon Copy Events	Status	Timestamp
David Boyle intersectionoffice@gmail.com Security Level: Email, Account Authentication (None) **Electronic Record and Signature Disclosure:** Not Offered via DocuSign	COPIED	Sent: 12/11/2024 2:53:23 PM Resent: 12/11/2024 3:25:59 PM
David Boyle dboyle@intersectionlaw.com Co-Secretary Security Level: Email, Account Authentication (None) **Electronic Record and Signature Disclosure:** Accepted: 10/28/2024 7:06:01 PM ID: 451cef5b-c01b-4b19-b72a-de5deb11fe24	COPIED	Sent: 12/11/2024 2:53:24 PM
Joseph Badagliacca jbadagliacca@intersectionlaw.com Security Level: Email, Account Authentication (None) **Electronic Record and Signature Disclosure:**	COPIED	Sent: 12/11/2024 2:53:24 PM Viewed: 12/11/2024 2:53:39 PM

Carbon Copy Events	Status	Timestamp
Not Offered via DocuSign		
Taylor Raffanti traffanti@intersectionlaw.com Security Level: Email, Account Authentication (None) **Electronic Record and Signature Disclosure:** Accepted: 10/2/2023 6:34:57 PM ID: f6e179ad-10aa-47f4-9244-9b23957b1416	COPIED	Sent: 12/11/2024 2:53:23 PM

Witness Events	Signature	Timestamp

Notary Events	Signature	Timestamp

Envelope Summary Events	Status	Timestamps
Envelope Sent	Hashed/Encrypted	12/11/2024 2:53:24 PM
Certified Delivered	Security Checked	12/11/2024 3:25:40 PM
Signing Complete	Security Checked	12/11/2024 3:25:57 PM
Completed	Security Checked	12/11/2024 3:25:57 PM

Payment Events	Status	Timestamps

Electronic Record and Signature Disclosure

docusign

Certificate Of Completion

Envelope Id: 919FB6844A1C4AC293B4A0E466E264DE
Status: Completed
Subject: Complete with Docusign: Nutcrackers - Term Sheet STC (Hulu) (11 Dec 24) (PE Licensor).pdf
Source Envelope:

Document Pages: 12	Signatures: 1	Envelope Originator:
Certificate Pages: 1	Initials: 0	Nicole Larue
AutoNav: Enabled		500 S Buena Vista St
EnvelopeId Stamping: Enabled		Burbank, CA 91521
Time Zone: (UTC-08:00) Pacific Time (US & Canada)		Nicole.Larue@Disney.Com
		IP Address: 204.128.192.31

Record Tracking

Status: Original 12/12/2024 4:06:21 PM	Holder: Nicole Larue Nicole.Larue@Disney.Com	Location: DocuSign

Signer Events	Signature	Timestamp
Brian Yates brian.m.yates@disney.com Assistant Secretary Disney Corporate Legal Security Level: Email, Account Authentication (None)	DocuSigned by: Brian Yates 7CE6D55683BD496... Signature Adoption: Pre-selected Style Using IP Address: 204.128.192.33	Sent: 12/12/2024 4:07:31 PM Viewed: 12/12/2024 4:16:21 PM Signed: 12/12/2024 4:16:38 PM

Electronic Record and Signature Disclosure:
Not Offered via DocuSign

In Person Signer Events	Signature	Timestamp

Editor Delivery Events	Status	Timestamp

Agent Delivery Events	Status	Timestamp

Intermediary Delivery Events	Status	Timestamp

Certified Delivery Events	Status	Timestamp

Carbon Copy Events	Status	Timestamp
amy.adolph@disneystreaming.com amy.adolph@disneystreaming.com Security Level: Email, Account Authentication (None)	COPIED	Sent: 12/12/2024 4:16:39 PM

Electronic Record and Signature Disclosure:
Not Offered via DocuSign

Witness Events	Signature	Timestamp

Notary Events	Signature	Timestamp

Envelope Summary Events	Status	Timestamps
Envelope Sent	Hashed/Encrypted	12/12/2024 4:07:32 PM
Certified Delivered	Security Checked	12/12/2024 4:16:21 PM
Signing Complete	Security Checked	12/12/2024 4:16:38 PM
Completed	Security Checked	12/12/2024 4:16:39 PM

Payment Events	Status	Timestamps